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                                                                   EXHIBIT 10.34


                                                     February 23, 1999

Mr. Bart C. Shuldman
28 Bermuda Road
Westport, Connecticut

Dear Bart:

         The Company has agreed to loan you $330,000.00 to permit the purchase by you of 104,000 shares of the Company's common stock. In order to accomplish this loan transaction, you will need to sign each of the enclosed documents, which are briefly described below. Your signature acknowledging and agreeing to certain additional terms contained in this letter also will be necessary.

Promissory Note

         - You will sign a $330,000 term Note in favor of the Company. The principal (and any unpaid interest) is due in a balloon payment five years after the execution of the Note. The interest rate will be calculated as the greater of (i) an amount based on the Company's average variable lending rate under its primary credit facility for each fiscal year or (ii) the Applicable Federal Rate, as defined in the Note. Interest will be payable by you in arrears on the fifteenth day of March each year.

         - The Note describes what happens if your employment with the Company is terminated or in the event of death or disability. Termination by the Company for "Cause" as defined in any employment contract in effect on the date of termination or your voluntary termination will advance the maturity date for the Note to the date that is six months after the date of your termination. Termination without Cause or in the event of death or disability as defined in any employment contract in effect at that time will not affect the maturity date of the Note.

         - The occurrence of an Event of Default under the Note will give the Company the ability to accelerate the maturity date, making all amounts due and payable at once.

         - Your obligations under the Note will be secured by a stock pledge.

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Stock Pledge Agreement

         - You agree to pledge to the Company (i) 104,000 shares purchased with the loan proceeds and (ii) 50,000 shares of the Company's restricted stock. The Company will retain the physical certificates and you will sign stock powers in blank. During the term of the Note, you will be able to vote the shares, and you will receive any cash dividends issued with respect to the shares. If there is a stock split or similar adjustment, you will be required to pledge any such additional shares as you may be entitled to receive.

         - If there is an Event of Default and subject to applicable law, the Company is entitled to sell the shares and retain as much of the proceeds as are necessary to satisfy your obligations under the Note.

Additional Terms

         - Continuing Security. Until all amounts due and owing under the Note have been satisfied and regardless of your employment status, you agree that the obligations under the Note will remain secured under and by the stock pledge agreement.

         - Selling the Stock to Satisfy the Note. At any time up to and including the maturity date of the Note, if the market value of the stock purchased with the loan proceeds exceeds 150% of the outstanding loan balance under the Note, you may request permission to satisfy, in full or in part, your obligations under the Note by your sale of the pledged shares. If you do not make this request, the loan shall be repaid as set forth in the Note. Any sale permitted by this provision may pay your obligations under the Note in full or in part; provided, however, that for any requested partial payment of the obligations under the Note, you will apply all of the proceeds from the sale of pledged shares to the partial satisfaction of your obligations under the Note.

         - Event of Default. Your failure to comply with any of the terms hereunder, which failure is not cured within 30 days of occurrence, or the occurrence of an event of default under the Note or the other agreements executed in connection herewith shall constitute an event of default hereunder. The Note describes the remedies the Company may take upon the occurrence of an event of default.

         - Severability. If any provision of this letter agreement or any of the agreements enclosed herewith shall be held by any court or other tribunal of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provision and of the letter agreement shall not be affected thereby and shall be given full effect, without regard to the invalid provision. We mutually agree that such court or tribunal, if possible, shall limit such invalid provision or clause in scope so that it shall not be invalid and shall be enforceable as so limited.

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         - Further Assurances. You agree to execute any and all instruments and documents deemed necessary or desirable by the Company to carry out the provisions of this letter agreement, including financing statements for purposes of filing under the Uniform Commercial Code.

         - Entire Agreement. This letter agreement and the attachments hereto contain the entire understanding of the Company and you with respect to the subject matter set forth herein and supersedes any prior agreements between us with respect thereto.

         - Governing Law. This letter agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the state of Connecticut without regard to its conflict of laws principles. Each of the parties consents in advance to the jurisdiction of the appropriate state or federal courts located within the state of Connecticut.

         Please signify your acceptance and agreement with the terms of this letter agreement by signing in the indicated area below.

                       TRANSACT TECHNOLOGIES INCORPORATED

                           By: /s/ Thomas R. Schwarz
                             -------------------------
                               Name: Thomas R. Schwarz
                               Title: Chairman

Date:  February 23, 1999

/s/ Bart C. Shuldman
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BART C. SHULDMAN

237346 v.02

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